Exhibit 99.1

    FOR IMMEDIATE RELEASE

Contact:

Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS THIRD QUARTER EARNINGS

Earnings per share of 14 cents;

Revenue decline of 7% from the third quarter last year

LOS ALTOS, Calif. – OCTOBER 17, 2005 – Rambus Inc. (Nasdaq: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today reported financial results for the third quarter of 2005. Fully diluted earnings per share for the third quarter were 14 cents, compared to 10 cents in the third quarter last year and 5 cents in the previous quarter. Operating income for the third quarter was $3.9 million, compared to $10.6 million in the third quarter last year and $5.6 million in the previous quarter. Net income for the third quarter of 2005 was $14.5 million as compared to $10.4 million in the third quarter last year and $5.4 million in the previous quarter. The quarterly earnings per share and net income reflect a pre-tax gain of $18.6 million resulting from repurchases of notes during the quarter. Revenue for the third quarter was $36.0 million, down 7% over the third quarter last year and down 10% from the previous quarter.

“Our team executed very well in overcoming many of the challenges we faced entering the third quarter,” said Harold Hughes, president and chief executive officer at Rambus. “With outstanding progress on patent license renewals and broader customer engagements, we have solid momentum for revenue growth as we finish out the year.”

Third quarter results reflected $8.0 million in contract revenues, down 4% over the third quarter last year and up 48% from the previous quarter. This sequential increase reflects revenue generated from new contracts for XDR and FlexIO interfaces and from a contract for high speed serial link interfaces. Third quarter results include $28.0 million in royalties, down 8% over the third quarter last year and down 19% from the previous quarter. The decrease in royalties is primarily due to fewer SDRAM and DDR-compatible royalty agreements outstanding during the third quarter of 2005.

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Total costs and expenses for the third quarter of 2005 were $32.1 million compared with $28.1 million in the third quarter last year and $34.4 million last quarter. $2.2 million of the increase over the prior year period was due to litigation expense. The remaining increase was primarily related to higher costs in research and development including investments in our India design center and digital core designs.

Rambus reported a pre-tax gain of $18.6 million on the repurchase of $105 million face value of its zero coupon convertible notes. The notes were repurchased for a total of $84 million in cash. Primarily as a result of this repurchase, cash equivalents and marketable securities declined from $471 million as of June 30, 2005 to $388 million. The decline was partially offset by cash generated from operations of $3 million.

The earnings announcement call will be broadcast live on our website (www.rambus.com) at 2:00 p.m. PDT today. Please log-on early if you do not already have the necessary software to listen to the call.

The conference call replay number is 888-203-1112 and the ID number is 4027766. For international callers, the number is 719-457-0820. The replay will be available on our website beginning at 5:00 p.m. PDT today.

About Rambus

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, California, with regional offices in Chapel Hill, North Carolina, Taipei, Taiwan and Tokyo, Japan. Additional information is available at www.rambus.com.

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including our CEO’s statements contained herein regarding momentum for revenue growth for the remainder of the year. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, and certain assumptions made by the Company’s management. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are the uncertainty of realizing revenues in Q4 from current customer discussions. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs.

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RAMBUS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	Sept 30 2005	June 30, 2005	Sept 30, 2004	Sept 30, 2005	Sept 30, 2004
Revenues:
Contract revenues	$7,983	$5,390	$8,276	$19,972	$18,704
Royalties	28,031	34,595	30,483	95,637	87,561

Total revenues	36,014	39,985	38,759	115,609	106,265

Costs and expenses:
Cost of contract revenues	4,455	4,965	4,543	15,024	14,734
Research and development	10,598	9,934	8,841	29,123	24,197
Marketing, general & administrative	8,135	9,502	8,066	26,994	21,820
Litigation expense	8,898	9,980	6,661	30,017	15,586

Total costs and expenses	32,086	34,381	28,111	101,158	76,337

Operating income	3,928	5,604	10,648	14,451	29,928
Interest and other income, net	21,202	3,414	1,149	26,745	7,452

Income before income taxes	25,130	9,018	11,797	41,196	37,380
Provision for income taxes	10,634	3,658	1,410	16,900	10,364

Net income	$14,496	$5,360	$10,387	$24,296	$27,016

Net income per share – basic	$0.15	$0.05	$0.10	$0.24	$0.27

Net income per share – diluted	$0.14	$0.05	$0.10	$0.23	$0.24

Shares used in per share calculations:
Basic	99,944	99,596	101,875	99,939	101,781
Diluted	103,236	103,675	107,573	104,071	110,441

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RAMBUS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	Sept 30 2005	June 30 2005	Dec 31 2004
ASSETS
Current assets:
Cash and cash equivalents	$56,144	$69,929	$48,310
Marketable securities	88,973	101,470	89,483
Accounts receivable	1,329	1,667	1,435
Prepaid and deferred taxes	13,703	13,703	13,861
Prepaids and other current assets	5,168	5,481	4,094

Total current assets	165,317	192,250	157,183

Property and equipment, net	20,542	21,756	17,578
Marketable securities, long-term	242,906	299,325	98,567
Restricted investments	2,274	2,302	5,067
Deferred taxes, long-term	63,387	72,587	75,295
Purchased intangible assets, net	22,294	23,437	21,765
Other assets	8,210	10,744	1,269

Total assets	$524,930	$622,401	$376,724

Total cash, cash equivalents and marketable securities	$388,023	$470,724	$236,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$19,415	$24,811	$17,444
Deferred revenue	4,963	8,035	19,271

Total current liabilities	24,378	32,846	36,715
Notes payable	195,000	300,000	—
Deferred revenue, less current portion	7,905	6,630	4,552
Other long-term liabilities	1,991	1,992	—

Total liabilities	229,274	341,468	41,267

Stockholders’ equity:
Common Stock	100	100	103
Additional paid-in capital	331,499	331,005	341,080
Deferred stock-based compensation	—	(267)	—
Accumulated other comprehensive	(1,562)	(1,028)	(878)
Accumulated deficit	(34,381)	(48,877)	(4,848)

Total stockholders’ equity	295,656	280,933	335,457

Total liabilities and stockholders’ equity	$524,930	$622,401	$376,724

END